                                                                             NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2012
FIRST QUARTER FINANCIAL RESULTS

• Fiscal 2012 First Quarter Record Net Earnings of $0.83 per Diluted Share
• Fiscal 2012 First Quarter Sales Up 32.5% Year-Over-Year
• Six-Month Backlog Up 12.0% Sequentially to an All-Time Record
• Management Optimistic For Fiscal 2012

RACINE, WISCONSIN—October 25, 2011—Twin Disc, Inc. (NASDAQ: TWIN) today reported financial results for the fiscal 2012 first quarter ended September 30, 2011.

Sales for the fiscal 2012 first quarter, seasonally the weakest quarter of the fiscal year, improved to $81,330,000, from $61,395,000 for the same period last year. The improvement in sales was the result of strong demand from customers in the oil and gas markets as well as growing demand in our aftermarket, industrial and airport rescue and fire fighting (ARFF) markets.  Stable demand continues from the land- and marine-based military markets.  While overall demand from commercial marine markets continued to improve, sales for the quarter were down slightly as a result of the timing of shipments to customers.  The mega yacht and pleasure craft marine markets showed modest improvements in shipments and order activity in the first quarter versus the same period a year ago, albeit off of depressed levels.

Gross margin for the fiscal 2012 first quarter was a record 37.8 percent, compared to 32.6 percent in the fiscal 2011 first quarter.  The significant improvement in fiscal 2012 first-quarter gross margin was the result of continuing increased sales volumes, improved manufacturing efficiency and absorption, and a more profitable mix of business.

For the fiscal 2012 first quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 19.6 percent, compared to 24.1 percent for the fiscal 2011 first quarter.  ME&A expenses increased $1,132,000 versus the same period last fiscal year.  Stock-based compensation expense decreased $1,107,000 versus the prior year’s first fiscal quarter, primarily driven by the decrease in the Company’s stock price in the first quarter of fiscal 2012.  Partially offsetting this were movements in foreign exchange rates, which increased ME&A expenses by $792,000 in the first quarter of fiscal 2012 versus the comparable period a year ago.  The net remaining increase of $1,447,000 primarily relates to increased research and development activities, and higher salaries and wages.
Other income of $394,000 for the quarter ended September 30, 2011 improved from other expense of $554,000 for the comparable period a year ago. This improvement is due primarily to favorable foreign currency movements relative to the Euro, Canadian Dollar and Swiss Franc.

The effective tax rate for the fiscal 2012 first quarter was 35.3 percent, compared to the prior year’s tax rate of 36.6 percent.  The current year rate benefits from a higher estimated Section 199 (domestic production activities) deduction.

Net earnings attributable to Twin Disc for the fiscal 2012 first quarter were $9,581,000, or $0.83 per diluted share, compared to $2,656,000, or $0.24 per diluted share, for the fiscal 2011 first quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $17,772,000 for the fiscal 2012 first quarter, compared to $6,923,000 for the fiscal 2011 first quarter.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “This was an exceptionally strong period, and we are encouraged by the first quarter’s record operating and financial results.  Our results continue to be driven by outstanding demand for our 8500 series oil and gas transmission systems.  First quarter results were driven by organic growth for our products in existing markets, primarily fueled by oil and gas demand, but also from aftermarket, industrial, and ARFF markets.  A limited number of 7500 units shipped in the first fiscal quarter, as we began to accept customer orders for the new transmission.  Some of these orders are now included in the reported six-month backlog figure.”

“We are pleased to have announced our strategic partnership with Caterpillar in the pleasure craft market to develop our Joystick technology solutions for vessels that use a standard conventional shaft arrangement and vessels that will utilize a future innovative Cat POD system which will incorporate Twin Disc’s patented QuickShift® transmission technology.  Leveraging our new transmission and controls technology through Caterpillar’s sales and marketing and distribution channels should provide substantial growth opportunities in the coming years as the pleasure craft market continues its recovery.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Total debt, net of cash, at September 30, 2011 was $16,109,000 compared to $9,532,000 at September 24, 2010.  The increase in our debt position was a result of changes in working capital primarily from higher inventory to support the company’s growing backlog and capital investments.  During the quarter we invested $3,587,000 in new capital equipment and we continue to anticipate investing $15,000,000 to $20,000,000 in total for the fiscal year on modernization and expansion initiatives.  Efficiently managing our working capital levels remains a key goal of management and we expect to improve our working capital levels throughout the year which should have a favorable impact on operating cash flow in the coming quarters.”

Mr. Batten continued: “Our six-month backlog at September 30, 2011 was a record $164,523,000 compared to a previous record of $146,899,000 at June 30, 2011 and $99,970,000 at September 24, 2010.  The marine business, in particular, is showing signs of improving market demand, and we are experiencing an increased demand from pleasure craft customers for our Express Joystick System®.”

“Fiscal 2012 is off to a great start, as we are executing our business initiatives and capitalizing on encouraging market demand.  We expect fiscal 2012 to be another strong year,” concluded Mr. Batten.

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 2:00 p.m. Eastern Time on Tuesday, October 25, 2011. To participate in the conference call, please dial 877-941-8416 five to ten minutes before the call is scheduled to begin. A replay will be available from 5:00 p.m. October 25, 2011 until midnight November 1, 2011. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4480206.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended
	September 30, 2011	September 24, 2010
Net sales	$81,330	$61,395
Cost of goods sold	50,562	41,372
Gross profit	30,768	20,023
Marketing, engineering and administrative expenses	15,909	14,777
Earnings from operations	14,859	5,246
Interest expense	359	439
Other (income) expense, net	(394)	554
Earnings before income taxes and noncontrolling interest	14,894	4,253
Income taxes	5,259	1,556

Net earnings	9,635	2,697
Less: Net earnings attributable to noncontrolling interest, net of tax	(54)	(41)
Net earnings attributable to Twin Disc	$9,581	$2,656
Earnings per share:
Basic earnings per share attributable to Twin Disc common shareholders	$0.84	$0.24
Diluted earnings per share attributable to Twin Disc common shareholders	$0.83	$0.24
Weighted average shares outstanding:
Basic	11,396	10,882
Diluted	11,541	11,100
Dividends per share	$0.08	$0.07

Comprehensive income:
Net earnings	$9,635	$2,697
Other comprehensive income:
Foreign currency translation adjustment	(2,275)	7,395
Benefit plan adjustments, net	474	553
Comprehensive income	7,834	10,645
Comprehensive income attributable to noncontrolling interest	(54)	(41)
Comprehensive income attributable to Twin Disc	$7,780	$10,604

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended
	September 30, 2011	September 24, 2010
Net earnings attributable to Twin Disc	$9,581	$2,656
Interest expense	359	439
Income taxes	5,259	1,556
Depreciation and amortization	2,573	2,272
Earnings before interest, taxes, depreciation and amortization	$17,772	$6,923

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 30,	June 30,
	2011	2011
ASSETS
Current assets:
Cash	$24,698	$20,167
Trade accounts receivable, net	60,216	61,007
Inventories, net	104,976	99,139
Deferred income taxes	5,097	5,765
Other	8,536	9,090

Total current assets	203,523	195,168

Property, plant and equipment, net	66,940	65,791
Goodwill, net	18,063	17,871
Deferred income taxes	13,642	16,480
Intangible assets, net	6,336	6,439
Other assets	7,926	7,371

TOTAL ASSETS	$316,430	$309,120

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,867	$3,915
Accounts payable	34,997	38,372
Accrued liabilities	38,301	41,673

Total current liabilities	77,165	83,960

Long-term debt	36,940	25,784
Accrued retirement benefits	47,981	50,063
Deferred income taxes	4,170	4,170
Other long-term liabilities	4,286	7,089

Total liabilities	170,542	171,066

Twin Disc shareholders’ equity:
Common stock authorized: 30,000,000;
Issued: 13,099,468; no par value	11,079	10,863
Retained earnings	171,524	162,857
Accumulated other comprehensive loss	(13,200)	(11,383)

	169,403	162,337
Less treasury stock, at cost
(1,679,767 and 1,739,574 shares, respectively)	24,499	25,252

Total Twin Disc shareholders' equity	144,904	137,085

Noncontrolling interest	984	969
Total equity	145,888	138,054

TOTAL LIABILITIES AND EQUITY	$316,430	$309,120

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	Three Months Ended
	September 30, 2011	September 24, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$9,635	$2,697
Adjustments to reconcile net earnings to net cash provided
(used) by operating activities:
Depreciation and amortization	2,573	2,272
Other non-cash changes, net	2,950	1,713
Net change in working capital,
excluding cash	(16,354)	(2,601)
Net cash (used) provided by operating activities	(1,196)	4,081

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(3,587)	(1,247)
Proceeds from sale of fixed assets	-	49
Other, net	(293)	(293)
Net cash used by investing activities	(3,880)	(1,491)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	18
Principal payments of notes payable	(53)	(42)
Proceeds from long-term debt	11,164	1,695
Proceeds from exercise of stock options	169	71
Dividends paid to shareholders	(914)	(792)
Dividends paid to noncontrolling interest	(130)	(138)
Other	(185)	132
Net cash provided by financing activities	10,051	944

Effect of exchange rate changes on cash	(444)	558

Net change in cash	4,531	4,092

Cash:
Beginning of period	20,167	19,022

End of period	$24,698	$23,114

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